Exhibit 4

POWER OF ATTORNEY

Each undersigned hereby constitutes and appoints Herbert S. Wander and Jeffrey R. Patt of Katten Muchin Zavis Rosenman as the undersigned’s true and lawful authorized representatives and attorneys-in-fact to execute for, and on behalf of, the undersigned and to file with the United States Securities and Exchange Commission and any other authority:  (a) any Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules promulgated thereunder; and (b) any Schedule 13D or Schedule 13G, and any amendments thereto, on behalf of the undersigned in accordance with Section 13 of the 1934 Act and the rules promulgated thereunder.

Each undersigned hereby grants to such attorneys-in-fact full power and authority to do and perform all and every act and thing whatsoever required, necessary and proper to be done in the exercise of any of the rights and powers herein granted, hereby ratifying and confirming all that such attorneys-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  Each undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of each undersigned, are not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 or any other provision of the 1934 Act.

This power of attorney shall remain in full force and effect with respect to each undersigned until any such undersigned is no longer required to file any Forms 3, 4 and 5 or Schedules 13D and 13G, unless earlier revoked by such undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, each undersigned has caused this power of attorney to be executed as of September 30, 2004.

/s/ Marvin J. Herb
Marvin J. Herb

HERB FAMILY 1998 GIFT TRUST U/A/D 12/1/98

/s/ Judith M. Herb
By: Judith M. Herb, Trustee